Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FMC Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that FMC Corporation acquired Cheminova A/S during 2015, and management excluded from its assessment of the effectiveness of FMC Corporation’s internal control over financial reporting as of December 31, 2015 Cheminova A/S’s internal control over financial reporting which represented 33% of FMC Corporation’s consolidated total assets (including amounts resulting from the purchase price allocation) and 14% of consolidated revenues as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of FMC Corporation also excluded an evaluation of the internal control over financial reporting of Cheminova A/S.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 26, 2016